Exhibit 23.1

Assentsure PAC UEN – 20186648N 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648 https://assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated August 18, 2025 in Amendment No. 2 to Registration Statement on Form S-1, under the Securities Act of 1933, with respect to the balance sheet of TGE Value Creative Solutions Corp as of July 18, 2025, the related statement of profit or loss, changes in shareholder’s equity and cash flows for the period from June 13, 2025 (inception) to July 18, 2025, and the related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement

/s/ Assentsure PAC

Singapore

December 4, 2025